Exhibit 23.6

January 8, 2020

Board of Directors

AK Steel Holding Corporation

9227 Centre Pointe Drive

West Chester, Ohio 45069

Re:	Registration Statement on Form S-4 of Cleveland-Cliffs Inc., filed January 8, 2020 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated December 2, 2019 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Cleveland-Cliffs Inc. (“Cliffs”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of AK Steel Holding Corporation (the “Company”) of the exchange ratio of 0.400 of a common share, par value $0.125 per share, of Cliffs to be paid for each Share pursuant to the Agreement and Plan of Merger, dated as of December 2, 2019, by and among the Company, Cliffs, and Pepper Merger Sub Inc., a wholly owned subsidiary of Cliffs.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinions of Financial Advisors,” “Risk Factors,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the AK Steel Board and Reasons for the Merger,” “The Merger—Opinion of Goldman Sachs, AK Steel’s Financial Advisor,” and “The Merger—Unaudited Forecasted Financial Information” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)